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                                                           Exhibit 5.1
January 22, 1999

Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 22, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1998 Employee Stock Purchase Plan (as to 191,261 shares) (the "1998 ESPP" and the "Shares" as appropriate). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1998 ESPP. In addition, for purposes of this opinion we have assumed that the consideration received by the Company in connection with each issuance of the Shares will include an amount in the form of cash, services rendered or property that exceeds the greater of (i) the aggregate par value of such Shares or (ii) the portion of such consideration determined by the Company's Board of Directors to be "capital" for purposes of the Delaware General Corporation Law.

It is our opinion that the Shares, when issued and sold in the manner described in the 1998 ESPP and pursuant to the agreement that accompanies each grant under the 1998 ESPP, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation


/s/ Wilson Sonsini Goodrich & Rosati